Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
DTS, Inc.:

We consent to the incorporation by reference in Registration Statements (Nos. 333-107046, 333-129606, 333-136519, 333-152995, 333-161249, 333-168714, 333-176199, 333-181447, 333-183289, 333-190677, 333-200077, 333-206283, and 333-207899) on Forms S-8 and (No. 333-181475) on Form S-4 of DTS, Inc. of our report dated December 8, 2014, with respect to the consolidated balance sheets of iBiquity Digital Corporation as of September 30, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, which report appears in the Form 8-K of DTS, Inc. dated December 14, 2015.

/s/ KPMG LLP

December 14, 2015